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                                                                       EXHIBIT 5

                             Baker Botts L.L.P.
                             599 Lexington Avenue
                           New York, New York 10022
                           Telephone: (212) 705-5000
                           Facsimile: (212) 705-5125



                                    [Date]



Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado  80112

Ladies and Gentlemen:

     We have acted as counsel to Liberty Media Corporation, a Delaware corporation ("Liberty"), in connection with Liberty's offer (the "Exchange Offer") to exchange up to an aggregate principal amount of $1,000,000,000 of its 8 1/4% Senior Debentures due 2030 ("New Debentures") for an equal principal amount of its outstanding unregistered 8 1/4% Senior Debentures due 2030 ("Old Debentures").

     We have examined originals or copies, certified or otherwise identified to our satisfaction as being copies of originals, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of Liberty as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies, and the accuracy and completeness of all records made available to us by Liberty and its subsidiaries. We have further assumed that there will be no changes in applicable law between the date of this opinion and the time that the New Debentures are exchanged for Old Debentures.

     Upon the basis of the foregoing and, assuming the due execution and delivery of the New Debentures, we are of the opinion that the New Debentures, when executed, authenticated and delivered in exchange for the Old Debentures in accordance with the Exchange Offer, will be valid and binding obligations of Liberty, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

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     We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement relating to the Exchange Offer and to the reference to us contained therein under the caption "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion is rendered to you in connection with the above matter.
This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent; provided,
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however, that all holders of New Debentures may rely upon this opinion.
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                                         Very truly yours,

                                         /s/ BAKER BOTTS L.L.P.